EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132593, 333-141718, and 333-149129) pertaining to the 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan and 2005 Employee Stock Purchase Plan and the Registration Statement on Form S-8 (No. 333-151303) pertaining to the 2005 Equity Incentive Plan of Alexza Pharmaceuticals, Inc. and the Registration Statement on Form S-3 (No. 333-141739) of Alexza Pharmaceuticals, Inc. and in the related prospectus of our report dated March 9, 2009 (except for Note 2 and the retrospective presentation and disclosure revisions summarized in Note 3 and Note 9, as to which the date is September 8, 2009), with respect to the consolidated financial statements of Alexza Pharmaceuticals, Inc., included in this Current Report (Form 8-K).
/s/ Ernst & Young LLP
Palo Alto, California
September 8, 2009